Exhibit 5.1

Simpson Thacher & Bartlett LLP

900 G STREET, NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

Direct Dial Number +1-202-636-5863	E-mail Address david.blass@stblaw.com

December 13, 2023

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC and the other several Underwriters named in Schedule II of the Underwriting Agreement as defined below

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

c/o RBC Capital Markets, LLC

Brookfield Place

200 Vesey Street, 8th Floor

New York, NY 10281

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, NC 28202

on behalf of the several Underwriters

Ladies and Gentlemen:

We have acted as counsel to MidCap Financial Investment Corporation, a Maryland corporation (the “Company”), in connection with the purchase by you of $80,000,000 aggregate principal amount of 8.00% Senior Notes due 2028 (the “Notes”) issued by the Company, pursuant to the Underwriting Agreement, dated December 6, 2023 (the “Underwriting Agreement”), among the Company, Apollo Investment Management, L.P., a Delaware limited partnership (the “Adviser”), Apollo Investment Administration, LLC, a Delaware limited liability company (the “Administrator”) and you.

We have examined the Registration Statement on Form N-2 (File No. 333-271227) (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”); the prospectus dated April 12, 2023 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated December 6, 2023 relating to the Notes (together with the Base Prospectus, the “Preliminary Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act and the prospectus supplement dated December 6, 2023 relating to the Notes (together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, in each case, including the documents filed under the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Preliminary Prospectus and the Prospectus, as the case may be; the pricing term sheet dated December 6, 2023, relating to the Notes (the “Pricing Term Sheet” and, together with the Preliminary Prospectus, the “Pricing Disclosure Package”), filed by the Company as a free writing prospectus pursuant to Rule 433 of the rules and regulations of the Commission under the Securities Act; the Indenture, dated as of October 9, 2012 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated as of December 13, 2023 ( the “Sixth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee; a duplicate of the global note representing the Notes; the Underwriting Agreement; the Fourth Amended and Restated Investment Advisory Management Agreement, dated as of August 1, 2022 (the “Advisory

Agreement”), between the Company and the Adviser; and the Second Amended and Restated Administration Agreement, dated as of May 17, 2018 (the “Administration Agreement”), between the Company and the Administrator. We have relied as to matters of fact upon the representations and warranties contained in the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon, the Notification of Election by Business Development Companies on Form N-54A filed by the Company under the Investment Company Act of 1940, as amended (the “1940 Act”), and certificates dated the date hereof provided by an officer of the Company and an officer of the Adviser and the documents delivered to you at the closing and upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, the Adviser and the Administrator and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinions set forth below, we have also assumed that (1) each of the Company, Adviser and the Administrator is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Advisory Agreement, the Administration Agreement, the Indenture and the Notes, as applicable, in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by the Company, the Adviser and the Administrator of the Underwriting Agreement, the Advisory Agreement, the Administration Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the federal law of the United States or the law of the State of New York) and (3) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Advisory Agreement, the Administration Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company, the Adviser and the Administrator (except that no such assumption is made with respect to the agreements and instruments listed on Schedule I hereto).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Company, the Administrator and the Adviser are each authorized to do business in the State of New York.

2. The Indenture has been duly executed and delivered in accordance with the law of the State of New York by the Company and duly qualified under the Trust Indenture Act of 1939, as amended, and, assuming that the Indenture is the valid and legally binding obligation of the Trustee, the Indenture constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. The Notes have been duly executed and issued by the Company in accordance with the law of the State of New York and, assuming due authentication thereof by the Trustee, upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

4. The Underwriting Agreement has been duly executed and delivered by the Company, the Adviser and the Administrator, as applicable, in accordance with the law of the State of New York.

5. Each of the Advisory Agreement and Administration Agreement has been duly executed and delivered by the Company, the Adviser and the Administrator, as applicable, in accordance with the law of the State of New York, and assuming that it is the valid and legally binding obligation of the Adviser and the Administrator, each of the Advisory Agreement and the Administration Agreement constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

6. The statements made in each of the Pricing Disclosure Package and the Prospectus under the captions “Specific Terms of the Notes and the Offering” and “Description of our Debt Securities” (including, in the case of the Pricing Disclosure Package, the information contained in the Pricing Term Sheet), insofar as they purport to constitute summaries of certain terms of the Indenture and the Notes referred to therein, constitute accurate summaries of such terms in all material respects.

7. The statements made in the Prospectus under the caption “Regulation,” insofar as they purport to constitute summaries of certain provisions of the 1940 Act, the General Rules and Regulations under the 1940 Act (the “1940 Act Rules”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the General Rules and Regulations under the Advisers Act (the Advisers Act Rules”), constitute accurate summaries of such matters in all material respects.

8. The statements made in each of the Pricing Disclosure Package and the Prospectus under the caption “Certain U.S. Federal Income Tax Consequences”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

9. The issue and sale of the Notes by the Company, the execution, delivery and performance by the Company, the Adviser and the Administrator of the Underwriting Agreement, the Advisory Agreement and the Administration Agreement and the execution and delivery of the Indenture by the Company (i) will not breach or result in a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument identified on Schedule I hereto, (ii) will not violate any federal or New York State statute or any rule or regulation that has been issued pursuant to any federal or New York State statute and (iii) will not contravene any judgment, orders or decrees applicable to the Company, the Adviser and the Administrator described in Schedule II hereto, except that it is understood that no opinion is given in this paragraph 9 with respect to any federal or state securities law or any rule or regulation issued pursuant to any federal or state securities law.

10. The issue and sale of the Notes by the Company, the execution, delivery and performance by the Company, the Adviser and the Administrator of the Underwriting Agreement, the Advisory Agreement and the Administration Agreement and the execution and delivery of the Indenture by the Company will not violate any provision of the 1940 Act, the 1940 Act Rules, the Advisers Act or the Advisers Act Rules (except that we do not express any opinion with respect to the antifraud provisions of the foregoing).

11. No consent, approval, authorization or order of, or filing, recording, registration or qualification with, any federal or New York State governmental agency or body is required for the issue and sale of the Notes by the Company, the execution, delivery and performance by the Company, the Adviser and the Administrator of the Underwriting Agreement, the Advisory Agreement or the Administration Agreement, as applicable, and the execution and delivery of the Indenture by the Company, except that it is understood that no opinion is given in this paragraph 11 with respect to any federal or state securities law or any rule or regulation issued pursuant to any federal or state securities law.

12. No consent, approval, authorization or order of, or filing, recording, registration or qualification under any provision of the 1940 Act, the 1940 Act Rules, the Advisers Act or the Advisers Act Rules, is required for the issue and sale of the Notes by the Company, the execution, delivery and performance by the Company, the Adviser and the Administrator of the Underwriting Agreement, the Advisory Agreement or the Administration Agreement, as applicable, and the execution and delivery of the Indenture by the Company, except for those consents, approvals, authorizations, licenses or orders of, or filings, recordings, registrations or qualifications already obtained.

13. The Registration Statement has become effective under the Securities Act and the Prospectus was filed on December 6, 2023 pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued or proceeding for that purpose has been instituted or threatened by the Commission.

14. The Company (i) is an “investment company” that has elected to be regulated as a “business development company,” as each such term is defined in the 1940 Act, and (ii) has not filed a Form N-54C withdrawing its election to be regulated as a “business development company” (as such term is defined in the 1940 Act).

15. The Adviser is duly registered with the Commission as an investment adviser under the Advisers Act and, to our knowledge, is not prohibited by the Advisers Act, the Advisers Act Rules, the 1940 Act or the 1940 Act Rules from acting under the Advisory Agreement as investment adviser to the Company.

Our opinions set forth in paragraphs 2, 3 and 5 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Section 5.14 of the Base Indenture or (B) Section 1.09 of the Base Indenture relating to the separability of provisions of the Indenture.

Our opinions set forth in paragraphs 9 through 12 above are limited to our review of only the statutes, rules and regulations that, in our experience, are customarily applicable to transactions of the type provided for in the Underwriting Agreement, the Advisory Agreement and the Administration Agreement and exclude statutes, rules and regulations that are part of a regulatory scheme applicable to any party or any of their affiliates due to the specific assets or business of such party or such affiliates. No opinion is expressed in paragraphs 2, 3, 5, 9 or 10 as to compliance with any financial or accounting test, or any limitation or restriction expressed as a dollar (or other currency) amount, or based, in whole or in part, on ratio or percentage in any of the agreements or instruments identified in Schedule I hereto.

Insofar as our opinions relate to the valid existence and due authorization to do business of the Company, such opinions are based solely on confirmation from public officials and certificates of officers of the Company.

In connection with the provisions of the Indenture whereby the parties submit to the jurisdiction of any state or federal court sitting in the City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts. In connection with the provisions of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a U.S. District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I: Scheduled Contracts

1.	Amended and Restated Trademark License Agreement between Apollo Investment Corporation and Apollo Management Holdings, L.P., dated as of May 14, 2012.

2.	Trademark License Agreement between Apollo Capital Management, L.P. and Apollo Investment Corporation, dated as of August 2, 2022.

3.

Amended and Restated Senior Secured Revolving Credit Agreement, dated as of April 19, 2023 between MidCap Financial Investment Corporation, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

4.	Indenture, dated as of October 9, 2012, between Apollo Investment Corporation and U.S. Bank National Association, as trustee.

5.	Fourth Supplemental Indenture, dated as March 3, 2015, relating to the 5.250% Notes due 2025, between Apollo Investment Corporation and U.S. Bank National Association, as trustee.

6.	Fifth Supplemental Indenture, dated as of July 16, 2021, relating to the 4.500% Notes due 2026, between Apollo Investment Corporation and U.S. Bank National Association, as trustee.

Schedule II: Scheduled Orders

Apollo Investment Corp., et al., (File No. 812-15015) Release No. IC-34458 (order) (December 29, 2021), Release No. IC-34432 (notice) (December 3, 2021).